Exhibit 13

VIA EMAIL	February 9, 2018

GREENBERG TRAURIG	SIDLEY AUSTIN, LLP
Mark E. Ferrario, Esq.	James M. Cole, Esq.
3773 Howard Hughes Parkway	Scott D. Stein, Esq.
Suite 400 North	One South Dearborn Street
Las Vegas, Nevada 89169	Chicago, IL 60603

JOLLEY URGA WOODBURY LITTLE
William R. Urga, Esq.
David J. Malley, Esq.
330 South Rampart Blvd., #380
Las Vegas, Nevada 89145

Re:	Wynn Resorts, Limited vs. Kazuo Okada, et al., Case No. A-12-656710-B

Counsel:

As you now know, Stephen A. Wynn (“Mr. Wynn”) has resigned as the Chief Executive Officer and Chairman of the Board of Wynn Resorts, Limited and Wynn Macau, Limited effective February 6, 2018. As you also know, Elaine P. Wynn (“Ms. Wynn”) has asserted multiple claims against Mr. Wynn in the above-referenced litigation seeking a judicial declaration that the Amended and Restated Stockholders Agreement dated January 6, 2010 (the “2010 Stockholders Agreement”) “is invalid and unenforceable as a matter of law.”See 6ACC ¶ 1. Each of the subject claims is premised on the allegation that “[a]n actual controversy exists among Mr. Wynn, Ms. Wynn and Aruze with respect to the validity and/or enforceability of the January 2010 Stockholders Agreement.” See 6ACC ¶¶ 68, 76, 82, 87, 93, and 114 (Claims 1-5; 7).

In light of the significant changed circumstances triggered by Mr. Wynn’s resignation, this letter hereby constitutes formal notice that Mr. Wynn no longer contests Ms. Wynn’s judicial admission that the 2010 Stockholders Agreement is invalid and unenforceable. Accordingly, while Mr. Wynn does not agree with Ms. Wynn’s bases for claiming the 2010 Stockholders Agreement is now invalid and unenforceable, he does agree that it no longer binds either party. As such, it is Mr. Wynn’s position that there is no longer a live controversy between the parties on this issue, and that Claims 1 through 5, 7, and 10 are now moot.

Mr. Wynn plans to advise the Court of this development so that it may consider the same and streamline its preparation in advance of next week’s summary judgment hearings.

Sincerely,

CAMPBELL & WILLIAMS

/s/ Donald J. Campbell

Donald J. Campbell, Esq.

DJC:jyc